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                                                                   EXHIBIT 99.2




         CELERIS CORPORATION LOGO                             NEWS RELEASE
       1801 West End Avenue, Suite 750
     Nashville, Tennessee 37203
   phone: 615.341.0223
 fax: 615.341.0615


CONTACT: PAUL R. JOHNSON
         CHIEF FINANCIAL OFFICER
         (615) 341-0223


                           CELERIS CORPORATION REPORTS
                              THIRD QUARTER RESULTS

NASHVILLE, Tennessee (October 25, 2000) -- Celeris Corporation (Nasdaq/NM:CRSC), a provider of specialty clinical research services to pharmaceutical, medical device and biotechnology companies, today announced results from operations for the third quarter and nine months ended September 30, 2000.

         Revenues for the third quarter ended September 30, 2000, were $2.38 million, a 3.3% increase over revenues of $2.30 million in the third quarter of 1999. Loss from continuing operations for the quarter was $958,000, or $0.30 per diluted share, compared with a loss from continuing operations of $920,000, or $0.29 per diluted share, in the prior year period. The Company also announced a continuing backlog of projects for clinical studies management, data management and clinical monitoring services presently valued at approximately $4.16 million.

         Revenues for the nine months ended September 30, 2000, were $8.03 million, a 21.0% increase over revenues of $6.63 million in the first nine months of 1999. Loss from continuing operations for the nine months was $2.80 million, or $0.89 per diluted share, compared with a loss from continuing operations of $3.16 million, or $1.01 per diluted share, in the prior year period.

         Barbara A. Cannon, president and chief executive officer of Celeris Corporation, said, "Our results for the third quarter reflect some moderation in the momentum we have achieved during the past year, a situation which is likely to continue through the end of this year. We are encouraged, however, with an increasing number of proposal requests from repeat clients that we believe to be a positive indicator for 2001. With our recently announced litigation settlement behind us, we can now focus our efforts on building a strong business and providing the best quality service possible to our clients."


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CRSC Reports Third Quarter Results
Page 2
October 25, 2000

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         A listen-only simulcast and 30-day replay of Celeris' third quarter conference call will be available online at www.celeriscorp.com, www.streetevents.com, or www.vcall.com on October 26, 2000, beginning at 11:00 a.m. Eastern time.

         Celeris Corporation is a provider of specialty clinical research services and information technology services that expedite and streamline the clinical trial and regulatory submission process for pharmaceutical, medical device and biotechnology manufacturers.

         This press release may contain "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements of intent, belief or current expectations of Celeris Corporation and its management. Such forward-looking statements are not guarantees of future results and involve risks and uncertainties that may cause actual results to differ materially from the results discussed in the forward-looking statements. Risks and uncertainties that may cause such differences include, but are not limited to the uncertainty of market acceptance of the Company's new clinical research services; changes in the Company's backlog including potential cancellation, delay or change in the scope of client contracts for clinical research services; the Company's dependence on a single client for a material portion of the Company's revenues; the timing of the development of the Company's Internet capabilities, and the related market acceptance thereof; and other risk factors detailed in the Company's Securities and Exchange Commission filings, including the Company's Form 10-K for the year ended December 31, 1999.



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CRSC Reports Third Quarter Results
Page 3
October 25, 2000

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                      CELERIS CORPORATION AND SUBSIDIARIES
            UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                      (In thousands, except per share data)


                                                            Three Months Ended                   Nine Months Ended
                                                                 Sept. 30,                            Sept. 30,
                                                       -----------------------------       -----------------------------
                                                           2000              1999             2000               1999
                                                       -----------       -----------       -----------        ----------
Revenue                                                $     2,377       $     2,301       $     8,025        $    6,632
Cost of sales                                                1,801             1,488             5,655             4,504
                                                       -----------       -----------       -----------        ----------

Gross Profit                                                   576               813             2,370             2,128
Operating expenses                                           1,614             1,848             5,434             5,707
                                                       -----------       -----------       -----------        ----------

Income (loss) from operations                               (1,038)           (1,035)           (3,064)           (3,579)
Interest income, net                                            80               115               267               424
                                                       -----------       -----------       -----------        ----------
Income (loss) from continuing operations                      (958)             (920)           (2,797)           (3,155)

Gain (loss) on disposal of
    discontinued operations                                     --                75                --               475
                                                       -----------       -----------       -----------        ----------

Net income (loss)                                      $      (958)      $      (845)      $    (2,797)       $   (2,680)
                                                       ===========       ===========       ===========        ==========

Basic and diluted income (loss) per common share:
    Continuing operations                              $     (0.30)      $     (0.29)      $     (0.89)       $    (1.01)
    Discontinued operations                                     --              0.02                --              0.15
                                                       -----------       -----------       -----------        ----------
                                                       $     (0.30)      $     (0.27)      $     (0.89)       $    (0.86)
                                                       ===========       ===========       ===========        ==========
Basic and diluted weighted average
    shares outstanding                                   3,178,655         3,092,350         3,144,474         3,122,174


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CRSC Reports Third Quarter Results
Page 4
October 25, 2000

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                      CELERIS CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (Dollars In thousands)

                                                           Sept. 30,      Dec. 31,
                                                             2000           1999
                                                             ----           ----
                                  ASSETS

Current Assets:
    Cash, cash equivalents, restricted cash, and
       short-term investments                             $  6,118       $  8,965
    Accounts receivable, net of allowance of
      $316 and $343, respectively                            2,360          1,774
    Other current assets                                       329          1,052
                                                          --------       --------

           Total current assets                              8,807         11,791
Net furniture, fixtures and equipment                        1,454          1,388
                                                          --------       --------

           Total Assets                                   $ 10,261       $ 13,179
                                                          ========       ========

                   LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities:
    Accounts payable and accrued expenses                 $    636       $  1,068
    Deferred revenue and payables                              585            446
    Accrued compensation                                       444            453
    Current portion of capital lease obligation                121             --
    Net current liabilities of discontinued operations         995          1,196
                                                          --------       --------
           Total current liabilities                         2,781          3,163


Long-term portion of capital lease obligation                  155             --

Shareholders' Equity:
    Common stock, $0.01 par value - 13,511,111 shares
      authorized; and 3,178,655 and 3,119,646 shares
      issued and outstanding, respectively                      32             31
    Additional paid-in capital                              67,623         67,518
    Accumulated deficit                                    (60,330)       (57,533)
                                                          --------       --------
           Total shareholders' equity                        7,325         10,016
                                                          --------       --------

           Total Liabilities and Shareholders' Equity     $ 10,261       $ 13,179
                                                          ========       ========




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